Exhibit 99.1

FOR IMMEDIATE RELEASE

Virtual Piggy Announces Changes to the Board of Directors

Software Industry Veterans to Join Virtual Piggy Board

LOS ANGELES, Calif. – April 15, 2013 Virtual Piggy, Inc. (OTCBB: VPIG), an innovator in safe youth payments, today announced that it has expanded its Board of Directors to add independent board directors with broad software industry knowledge and experience.

William Lyons has over 20 years experience at the CEO level of public and private software companies including AXS-ONE (AMEX:AXO), Caminus Corporation (NASDAQ:CAMZ), ParcPlace Systems (NASDAQ:PARQ) and Ashton-Tate (NASDAQ:TATE).

William Tobia has over 15 years experience at the CFO level of software companies including his current role as the CFO of Maxwell Systems. Mr Tobia has extensive M&A and company financing expertise.

Harold Copperman has over forty years experience in the computer hardware and software  industry including 20 years experience at IBM, and senior management roles at Apple (NASDAQ:AAPL) and Digital Equipment Corporation (now owned by HP). Mr Copperman also brings over 25 years of board governance expertise including serving on the boards of AOL (NASDAQ:AOL) and EDGAR ONLINE (NASDAQ:EDGR).

“I am very excited that Mr Lyons, Mr Tobia and Mr Copperman have agreed to join the Virtual Piggy board of directors as we enter this inflection point in our business” said Dr Jo Webber, CEO and Founder of Virtual Piggy. Their extensive experience combined with that of our existing board members will be extremely beneficial to us as we go through this period of rapid growth.

For information about Virtual Piggy visit www.VirtualPiggy.com

About Virtual Piggy, Inc.
Virtual Piggy, Inc. is the first e-commerce solution that enables kids to manage money and control their own wallet within a parent-controlled environment.  The technology company delivers online security platforms designed for the Under 18 age group in the global online market, and also enables online businesses the ability to function in a manner consistent with the Children’s Online Privacy Protection Act (“COPPA”) and similar international children’s privacy laws.  Virtual Piggy enables the Under 18 audience to play, transact and socialize in a secure online environment guided by parental permission, oversight and control.  The company is based in Hermosa Beach, CA and on the Web at: www.virtualpiggy.com

Safe Harbor Statement
All statements herein other than statements of historical facts are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Such statements are not guarantees of future performance and are subject to known and unknown risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements. Such factors include, but are not limited to, our ability to raise additional capital, our limited operating history and revenue, our ability to attract and retain qualified personnel, our dependence on third party developers, our ability to develop new services, market acceptance of our services, legislative, regulatory and competitive developments, enforcement of our intellectual property, general economic conditions, as well as other factors set forth under the caption "Risk Factors" in our Forms 10-K filed with the SEC, and other filings with the SEC.

Contact Details:

US:
Public Relations
Jenna Guarneri
Sarah Hall Productions
212-529-1598
Jenna@SHPNY.com

Investor Relations
Peter Seltzberg
HaydenIR
646-415-8972